EXHIBIT 4.5
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                 ASSIGNMENT AND CONTRIBUTION AGREEMENT
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     THIS ASSIGNMENT AND CONTRIBUTION AGREEMENT (this "Agreement") is entered into as of the 8th day of October, 2004, by and between JMB Park Avenue, Inc., an Illinois corporation ("Assignor") and JMB/245 Park Avenue Associates, Ltd., an Illinois limited partnership ("Assignee").


                         W I T N E S S E T H :

     WHEREAS, Assignor is the Corporate General Partner of Assignee, pursuant to that certain Amended and Restated Agreement of Limited Partnership of JMB/245 Park Avenue Associates, Ltd., dated as of May 7, 1984 (as amended, including but not limited to by that certain Amendment to the Amended and Restated Agreement of Limited Partnership of JMB/245 Park Avenue Associates, Ltd., dated as of January 1, 1994, the "Partnership Agreement"); and,

     WHEREAS, Assignee is indebted pursuant to a certain Replacement Note #2 to Second Amended and Restated Promissory Note, dated as of October 8, 2004, in the original principal amount of $22,017,716.29 (the "Note"), made by Assignee and payable to JMB Realty Corporation, a Delaware corporation ("JMB"); and,

     WHEREAS, by certain other assignments of even date herewith Assignor has become the holder of the Note; and,

     WHEREAS, Assignor has determined to transfer, assign, contribute and convey to Assignee, as a contribution to capital, all of Assignor's right, title and interest in and to the Note.

     NOW, THEREFORE, in consideration of the premises and the covenants of the parties set forth herein, and for other good and valuable considera-tion, the receipt and sufficiency of which is hereby mutually acknowledged, the parties hereto agree as follows:

     1. CONTRIBUTION OF NOTE. Assignor hereby assigns, transfers, contributes and conveys all of Assignor's right, title and interest in and to the Note to Assignee, as a capital contribution pursuant to Section 6(b) of the Partnership Agreement, and Assignee hereby accepts the assignment, transfer, contribution and conveyance of the Note. All accounts and interests of Assignor under the Partnership Agreement shall be adjusted accordingly.

     2. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Illinois.

     3. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

     4. SUCCESSORS. This Agreement shall be binding upon, and shall inure to the benefit of, the Assignor, the Assignee, and their respective legal representatives, heirs, administrators, executors, successors and assigns. No person or entity shall in any respect be deemed to be a third party beneficiary with respect to this Agreement.

     5. CAPTIONS. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope of this Agreement or any provision hereof.



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     IN WITNESS WHEREOF, the undersigned have executed and delivered this
Agreement as of the date and year first above written.


                                  ASSIGNOR:

                                  JMB PARK AVENUE, INC.,
                                  an Illinois corporation,


                                  By:  /s/ Gary Nickele
                                  Its: Vice President




                                  ASSIGNEE:

                                  JMB/245 PARK AVENUE ASSOCIATES, LTD.,
                                  an Illinois limited partnership,

                                  By:  JMB PARK AVENUE, INC.,
                                       an Illinois corporation
                                       Corporate General Partner


                                  By:  /s/ Gary Nickele
                                  Its: Vice President










































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